EXHIBIT 10.1

AGREEMENT (“Agreement”) entered into the 14th day of April, 2010, by and among EMERGING VISION INC. (“EVI”), a New York corporation having an address at 520 Eighth Avenue - 23rd Floor, New York, New York 11530; INSIGHT IPA OF NEW YORK, INC. (“Insight IPA”), and INSIGHT MANAGED VISION CARE (“Insight Vision Care” and, together with Insight IPA, (“Insight”), each having an address at 520 Eighth Avenue - 23rd Floor, New York 11530; and VISION WORLD, LLC (“Vision World”) a Delaware limited liability company having an address at 520 Eighth Avenue - 9th Floor, New York, New York 10018.  For purposes of this Agreement, whenever the term “Party” is used herein, and unless otherwise indicated, EVI and Insight will be deemed to be a single Party and Vision World will be deemed to be a single Party.

W I T N E S S E T H:

WHEREAS, EVI owns and operates and grants franchises to third parties to own and operate retail optical stores doing business under the names Sterling Optical, Site For Sore Eyes and various other authorized names; and

WHEREAS, Insight IPA is a wholly owned subsidiary of EVI, and Insight Vision Care is a division of EVI; and

WHEREAS, Insight IPA and Insight Vision Care were each established (i) to enter into provider agreements with franchisees and operators of EVI stores; and (ii) to enter into contracts with third party organizations pursuant to which the providers would provide specified eye care services to members of such organization; and

WHEREAS, Vision World is in the business of soliciting and administrating third party eye care benefit programs with third party organizations, pursuant to which members of such third party organizations may obtain certain eye care services with authorized Vision World professional eye care providers (the “Managed Care Plans”); and

WHEREAS, Vision World and EVI have agreed that Vision World will serve as a third party administrator for providers who have entered into agreements (“Provider Agreements”) with Insight (“Insight Providers”) and will allow certain EVI franchisees and other EVI store operators to participate and serve as providers for Vision World;

NOW, THEREFORE, for the consideration herein stated, the parties agree as follows:

1. Services to be Provided by Insight.

(a) Insight will, promptly upon execution of this Agreement, provide to Vision World copies of all Provider Agreements it maintains with its franchisees and other operators of EVI Stores.

(b) Insight, promptly upon execution of this Agreement, will also provide to Vision World copies of all managed care agreements which are currently in effect for Insight Providers.

(c) Except as otherwise described herein, Insight may continue to enter into Provider Agreements with its franchisees and operators of EVI Stores, and it will deliver copies of such agreements to Vision World , promptly after signing.

(d) Except as otherwise provided herein, EVI and/Insight will have the right to continue to enter into Managed Care Agreements, and upon execution, they will deliver copies thereof to Vision World to be administered in accordance with this Agreement.

2. Services to be Provided by Vision World

(a)           Vision World will, to the extent that Insight has agreed with third party organizations to administer Managed Care Plans (i.e., to process and forward claims from Providers for payment, respond to eligibility determinations and receive and distribute payments), perform such functions on behalf of Insight and, subject to the terms of this Agreement, will collect and distribute payments, as and when same are received, to Insight Providers. Vision World will be obligated to perform such services in a diligent and timely manner.

(b)           Vision World will be responsible for the credentialing of all Insight Providers.

(c)           Vision World will, during its normal business hours, provide through its service department, support for Insight Providers to seek to resolve any issues, including requirements of applicable managed care plans and claim status, and will utilize the telephone number provided by Insight or such other number as the parties may agree.  Upon termination of this Agreement, for any reason, Insight will retain all rights to the telephone number.

3.   Vision World Provider Agreements.

(a)	Vision World will offer to all EVI franchisees and any other eligible operators of
Sterling Optical Centers, located in the areas in which Vision World shall then be operating (hereinafter the “Vision World Territory”) which Vision World Territory is currently the Northeast portion of the United States,  the right to become Vision World Providers, in accordance with the terms and conditions of the current Vision World Provider Agreements, a copy of which is annexed hereto, as Exhibit “A”; except that no initial fee will be due to Vision World as a condition for becoming a Vision World Provider.

(b)   From and after the commencement date of this Agreement (and subject to the disclosure of this Agreement in any applicable Franchise Disclosure Document), and during the term of this Agreement, and any Renewal Term, as hereinafter defined, neither EVI nor Insight, nor any affiliate thereof, will, directly or indirectly, offer to its franchisees or other EVI store operators,  in the Vision World Territory, through Provider Agreements or otherwise, the right to participate in, or provide services pursuant to managed care contracts, other than those procured through Vision World.  With respect to existing Insight Providers, within the Vision World Territory, EVI agrees that it will promptly provide notice of non renewal to such providers, in accordance with the terms of each such Insight Provider Agreement. To the extent that during the term of this Agreement, or any renewal thereof, the Vision World Territory shall expand, then EVI agrees that it will, upon not less than six (6) months prior written notice from Vision World, cease offering Insight Provider Agreements within such expanded territories and will provide notice of non renewal to any Insight Providers within such expanded territory, in accordance with the terms of each such Insight Provider Agreement, and Insight will thereafter be obligated to offer Vision World Provider Agreements in accordance with the provisions of Section 3(a) above.

(c)  Nothing herein prohibits EVI, Insight or any affiliate from continuing to enter into Provider Agreements with Franchisees of EVI outside of the Vision World Territory, or from entering into Managed Care Agreements, for services to be provided by Insight Providers outside of the Vision World Territory.

4. Payments to Vision World and EVI.

(a)	Insight Provider Agreements: Vision World will continue to administer the existing Insight Provider Agreements for Insight Providers within the existing Vision World Territory, until their termination or non renewal, and will, at all times, during the term of this Agreement and any Renewal Term, administer the Insight Provider Agreements and any claims submitted thereunder by Insight Providers outside of the Vision World Territory. For the services provided in administering these claims, Vision World will be entitled to receive a processing fee, which for the first year will be equal to $4.60 per claim submitted and collected by Vision World pursuant to Managed Care Plans (the “Insight Administration Fee”). Vision World will deduct and retain the Insight Administration Fee from any and all payments received from the Managed Care Plans, on behalf of Insight Providers and thereafter Vision World will remit the balance of the payment directly to the Insight Provider, together with the corresponding Explanation of Benefits (“EOB”).  Vision World will have the right, not more than once each year, to increase the Insight Administration Fee, provided the amount of the increase may not exceed five (5%) percent, in any one year.

(b)           Vision World Provider Agreements: In accordance with its standard Vision World Provider Agreements, for each claim submitted and collected on behalf of EVI franchisees or other EVI store operators who shall be serving as Vision World Providers, pursuant to the terms hereof, Vision World will be entitled to receive an administration fee (the “Vision World Administration Fee”) equal to twenty-five (25%) percent of the amount collected. Vision World will deduct the Vision World Administration Fee from the amounts collected, and will thereafter remit the balance of the payment directly to the EVI franchisees or operators, together with the corresponding EOB.

(c)           Franchisee Direct Billing:                                           If, any EVI franchisees, who become Vision World Providers pursuant to the terms of this Agreement, were, on the effective date of this Agreement, submitting claims under certain of the Managed Care Agreements with Insight, directly to one  or more third party organizations for processing and payment, instead of having the claim administered through Insight, then, notwithstanding anything to the contrary contained in this Agreement or in any Vision World Provider Agreement, such franchisees, may with respect to those third party organizations, continue to submit such claims directly, instead of through Vision World, and Vision World shall not be entitled to any Vision World Administration Fee on account thereof.  In the event any franchisee described in the first sentence of this Section 4(c) subsequently becomes the franchisee of one or more additional Sterling Optical Centers, said franchisee shall continue to have the right to continue to submit the claims described herein, directly to the third party organization, and not have the claims administered by Vision World. This provision shall not be applicable to any franchisees that become franchisees of EVI after the effective date of this Agreement.

(d)           Payments to EVI: Vision World will, on a monthly basis, remit to EVI, an amount equal to twenty (20%) percent of the total amount of the Vision World Administration Fees (i.e. 5% of the total amount collected as described above in Section 4(b) hereof), which it collected during the preceding month, for claims processed on behalf of EVI franchisees and operators (the “EVI Fee”).  The EVI Fee will be paid to EVI on or before the 15th day of each and every month, for amounts received by Vision World during the preceding month, and will be accompanied by statements detailing, by franchisee and/or operator, the total amounts of claims received by Vision World and the amounts paid to the EVI franchisee or EVI store operator.

(e)           Late Payments: Any payments due from Vision World to EVI, which are not paid within thirty (30) days of the date that they are due will bear interest at the rate of 1.5% per month, on the overdue amount from the date that it is due until fully paid.

(e)           Right to Audit:  Vision World will maintain, at its principal office, adequate books, records, and accounts of all transactions and correspondence between Vision World, EVI, Insight Providers and EVI franchisees.  Such books, accounts, and records will be maintained by Vision World for the Term of this Agreement and any Renewal Term and for a seven (7)-year period thereafter or longer as may be required by law.  To verify the amounts received and paid by Vision World under the terms of this Agreement, and Vision World’s compliance with the terms hereunder, EVI will have the right, not more than twice each year, to inspect and audit, or cause to be inspected and audited, the books and records of Vision World and obtain copies of such records, at Vision World’s offices, during normal business hours, upon reasonable prior notice.   If any such inspection or audit discloses an understatement of the amount payable by Vision World hereunder, Vision World will pay to EVI, or to such other parties as may entitled to the payment, within 30 days after receipt of the inspection or audit report, all amounts due plus any applicable interest due thereon, calculated at the rate set forth in Section 4(e) above.

5.  Term

This Agreement will commence as of May 1, 2010, and will continue for a period of five (5) years, to and including April 30, 2015.  Thereafter, this Agreement will be renewed for successive  terms of five (5) years each (each a “Renewal Term”), unless either Party, elects to cancel this Agreement, by providing written notice thereof to the other Party, at least ninety (90) days prior to the expiration of the then current Term or Renewal Term.

6.   Termination

(a)           Except as provided in subparagraph (b) below, either Party may terminate this Agreement by providing the other Party with a minimum of sixty (60) days prior written notice in the event the other Party commits a material breach of any provision of this Agreement. Said notice must specify the nature of the material breach.  The breaching Party will have sixty (60) days from the date of the breaching Party's receipt of the foregoing notice (the “Cure Period”) to cure said material breach.  In the event the breaching Party fails to cure the material breach within the Cure Period, this Agreement will upon written notice automatically terminate upon expiration of the Cure Period; provided, however, in the event that the breach cannot, in good faith,  be cured within said sixty (60) day cure period, but the breaching Party within the Cure Period commences the cure and thereafter diligently prosecutes such cure to its completion, then the Cure Period will be extended for such reasonable period as may be necessary to completely cure the breach, provided such period shall not exceed sixty (60) days unless otherwise agreed to by the non-breaching party in its sole discretion.

(b)           Notwithstanding the provisions of subparagraph (a) above, this Agreement may be terminated immediately upon prior written notice by the terminating Party in the event (i) of the insolvency or the filing of any action relating to the bankruptcy or insolvency of the other Party, which action is not dismissed, withdrawn or otherwise ceases to be effective within sixty (60) days after the filing thereof; (ii) dissolution or liquidation of the other Party; or (iii) any loss of license or other action by any governmental authority which precludes one Party from carrying out its obligations hereunder, unless such license is reinstated or such other action is withdrawn within thirty (30) days from its initial effective date.

(c)           In the event of a termination under  Sections 5, 6(a) or 6(b) above, the right to indemnification under Section 9 shall survive for a period of one year from the date of termination.

(d)           Upon termination of this Agreement, EVI will be entitled to continue to receive the fees described in Paragraph 4(d), for amounts received by Vision World on account of any EVI Franchisee who continues to be a Vision World Provider under the terms of the Vision World Provider Agreement which is in effect on the date of termination.

7.           Representations of Vision World

To induce EVI and Insight to enter into this Agreement, Vision World represents and warrants to EVI and Insight as follows:

(a)           Vision World is a duly organized validly existing limited liability company in good standing the State of New York.  Vision World has the full power and authority to execute, deliver and perform and consummate its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Vision World and constitutes the valid, legal and binding obligation of Vision World, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)           The execution, delivery and performance of this Agreement will not breach or conflict with any of the terms, conditions or provisions of any agreement, instrument or decree to which Vision World is a party or by which Vision World is bound.

(c)           All required consents of any third party, if any, to enter into this Agreement and/or the transactions contemplated hereby, have been obtained.

(d)           There is no action, suit or proceeding pending or, to the best of the knowledge of Vision World, threatened against Vision World, at law or in equity, in any court or before any Federal, state, county or municipal department, bureau, commission, board or agency or any other governmental instrumentality which would in adversely affect the ability of Vision World to carry out its obligations under this Agreement.

(e)           Vision World will at all times during the Term of this Agreement, and any Renewal Term, comply with all applicable federal and state statutes, including, but not limited to, the Health Insurance Portability and Accountability Act (HIPAA) of 1996, as same may be amended, from time to time.

8.           Representations of EVI and Insight

To induce Vision World to enter into this Agreement, EVI and Insight each represent to Vision World as follows:

 (a)           EVI and Insight IPA are each duly organized corporations validly existing, and in good standing, under the laws of the State of New York; each has the full power and authority to execute, deliver and perform and consummate its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Insight and EVI and constitutes the valid, legal and binding obligation of each of them, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)..

(b)           The execution, delivery and performance of this Agreement will not breach or conflict with any of the terms, conditions or provisions of any agreement, instrument or decree to which EVI or Insight is a party or by which either of them is bound.

(c)           All required consents of any third party, if any, to enter into this Agreement and/or the transactions contemplated hereby, have been obtained.

(d)           There is no action, suit or proceeding pending or, to the best of the knowledge of EVI and Insight, threatened against EVI or Insight, at law or in equity, in any court or before any Federal, state, county or municipal department, bureau, commission, board or agency or any other governmental instrumentality which would in adversely affect the ability of EVI or Insight to carry-out its obligations under this Agreement.

(e)           EVI and Insight will, at all times during the Term of this Agreement and any Renewal Term, comply with all applicable federal and state statutes, including, but not limited to, the Health Insurance Portability and Accountability Act (HIPAA) of 1996, as same may be amended, from time to time;

9.	Indemnification

(a)           Vision World hereby agrees to indemnify, defend and hold harmless, EVI, Insight and their respective  officers, directors, and employees, against any claim, loss, cost, damage, expense or other liability, including, without limitation, all costs and  reasonable attorney's fees, and liability to third parties including regulatory authorities arising out of, or in connection with, a  breach by Vision World of its obligations hereunder or resulting from the negligent, willful or wanton performance of services, duties or obligations of Vision World, its officers, directors, employees, agents, servants, under this Agreement and/or the fraudulent conduct or embezzlement or any other defalcation, negligence, bad faith, or intentional misconduct attributable to Vision World or its directors, officers or employees.

(b)            EVI and Insight hereby agree to jointly and severally  indemnify, defend and hold harmless, Vision World, its officers, directors and employees, against any claim, loss, cost, damage expense or other liability, including without limitation all costs and attorney's fees and liability to third parties, including regulatory authorities, arising out of, or in connection with, a  breach by EVI, Insight or their affiliates of any of their obligations hereunder or resulting from the negligent, willful or wanton performance of services, duties or obligations of EVI, Insight, or their affiliates and/or their respective officers, directors, employees, and agents under this Agreement and/or the fraudulent conduct or embezzlement or any other defalcation, negligence, bad faith, or intentional misconduct attributable to EVI, Insight or their directors, officers or employees.

 (c)              An indemnitee entitled to indemnification under this Section 9 shall give notice to the indemnitor of a claim or other circumstances likely to give rise to a request for indemnification, promptly after the indemnitee becomes aware of the same. If the indemnitor, prior to the expiration of fifteen (15) days after receipt of notice of a claim by the indemnitee under this Section 9, has not assumed the defense thereof, the indemnitee may thereupon undertake the defense thereof on behalf of, and at the risk and expense of, the indemnitor with all reasonable costs and expenses of such defense to be paid by the indemnitor. No compromise or settlement of any such claim shall be made without the prior consent in writing of the indemnitee.

10.               Notices

(a)              Any and all notices required to be given pursuant to the terms of this Agreement must be given in writing, and must be delivered either personally; by certified United States mail, postage prepaid, return receipt requested; or by Federal Express or other overnight courier service that obtains a signed receipt upon delivery, and forwarded to the following addresses or other to such address as either Party may in writing submit in accordance with this provision.

If to Vision World:
Vision World, LLC
520 Eighth Avenue - 9th Floor
New York NY 10018
Attention: President

If to EVI and Insight
Emerging Vision, Inc.
520 Eighth Avenue - 23rd Floor
New York NY 10018
Attention: President

(b)               Notices delivered personally or by overnight courier will be effective on the first business day following delivery, and notices delivered by United States Mail will be effective three (3) business days after mailing. Should any Party refuse to accept delivery, notice will be effective upon such refusal

11.              Governing Law

This Agreement will be governed in all respects by the laws of the State of New York. The parties hereby agree that any proceeding brought in connection with, or arising out of, any matter relating to this agreement, or the relationship created hereby, will be brought in the courts of the State of New York, County of New York and each of the parties irrevocably consent to exclusive jurisdiction and venue of such courts.

12.	Miscellaneous

(a)           Entire Agreement.                                This Agreement  constitutes the entire agreement of the parties hereto with respect to the matters stated herein, and may not be amended or modified unless such amendment or modification shall be in writing and shall have been signed by the Party against whom enforcement is sought.

(b)           Execution in Counterparts.                                           This Agreement may be executed and delivered in two or more counterparts, each of which will be an original, but all of which will constitute one and the same instrument.

 (c)              Non Waiver                                 No waiver of any of the provisions of this Agreement by any Party will be deemed, nor will it constitute, a waiver of any other provisions, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the Party making the waiver.

(d)              Provisions Separable                                           The provisions of this Agreement are separable from each other, and no provision will be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalidated or made unenforceable in whole or in part. The invalidity or unenforceability of any terms or provisions hereof will in no way affect the validity or enforceability of any other terms or provisions.

(e)              Headings                      The headings of articles and sections continued in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the day and year first set forth above.

VISION WORLD, LLC

By:              /s/Myles Lewis

Title:              Chief Operating Officer

EMERGING VISION, INC.

By: /s/Glenn Spina

Title: President and Chief Executive Officer

INSIGHT MANAGED VISION CARE

By: /s/Glenn Spina

Title: President and Chief Executive Officer

INSIGHT IPA OF NEW YORK, INC.

By: /s/Glenn Spina

Title: President and Chief Executive Officer